UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL








Date of Request: August 24, 2001

                     Ultimate Security Systems Corporation,
             (Exact name of registrant as specified in its charter)

Nevada                                                               88-0363285
------                                                               ----------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

2082 Michelson Drive, Suite 100, Irvine, California                        92612
--------------------------------------------------------------   ---------------
(Address of principal executive offices)                              (Zip Code)

                                  800.689.8004
                                  ------------
              (Registrant's Telephone Number, Including Area Code)


Securities Act registration statement file number to which this form relates:
0-32945


ITEM 1. Withdrawal of Registration Statement.
---------------------------------------------

On June 29, 2001, Ultimate Security Systems Corporation, a Nevada corporation, filed a Registration Statement on Form 10-SB, File No. 0-32945, with the Securities and Exchange Commission. The Registrant hereby requests withdrawal of the Registration Statement on Form 10-SB, File No. 0-32945.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Irvine, State of California, on August 24, 2001.


                                        Ultimate Security Systems Corporation,
                                        a Nevada corporation


                                        By:      /s/ James Cooper
                                                 -------------------------------
                                                 James Cooper
                                        Its:     Chief Executive Officer